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                                                                    Exhibit 10.8

                                [Dime Letterhead]




                                                               December 19, 1996

Mr. Richard A. Mirro
1913 South Ardsley Street
Tampa, Florida 33629

                  Re:      Agreement Regarding Initial Employment Terms

Dear Rich:

                  As we discussed, this Letter Agreement is intended to detail several elements of your initial compensation arrangements with The Dime Savings Bank of New York, FSB (the "Bank"). To the extent, however, that it describes benefits requiring the approval of the Compensation Committee or the Board of Directors of the Bank or of Dime Bancorp, Inc. (the "Company"), it is subject to that approval, and to changes that may be determined by such Committee(s) or such Board(s) from time to time, and participation in the various plans described will be pursuant to the terms of those plans, as they may be revised (and subject to their termination) from time to time by the Bank or the Company. The benefits described herein are also subject to other limitations described in further detail below.

                  1. Restricted Stock Award. As soon as possible following the date hereof, subject to appropriate approvals, you will be awarded the right to purchase 20,000 shares of restricted stock pursuant to the Dime Bancorp, Inc. 1991 Stock Incentive Plan (the "Plan"), with such restricted stock vesting on a pro-rata basis on the third, fourth and fifth anniversaries of the date of grant, subject to earlier vesting under the circumstances described in section
15.1 of the Plan. The purchase price for each share of restricted stock, described in the preceding sentence, shall be equal to $1.00 per share. The Company agrees to pay to you on the date of such award $30,000 for the purpose of providing you with the aggregate purchase price for the restricted stock awarded hereunder and the Federal, state and local income tax liability arising from such payment.

                  2. Annual Incentive Opportunity. You will be eligible to participate in the Bank's Officer Incentive Plan beginning with 1997, with a minimum incentive payment amount of $250,000 for the first year, a target incentive opportunity of $250,000 for the second year and a target incentive opportunity of $290,000 for the third year. You will have an opportunity to earn up to 150% of your minimum incentive or target incentive payment based on extraordinary performance, with the final determination of the incentive paid to you in the discretion of the Bank's Board of Directors.
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                  3. Sign-on-Bonus. You shall receive, within 30 days of the execution and delivery of the Employment Agreement, dated as of December 19, 1996, between the Bank and you (the "Employment Agreement") an initial cash bonus of $250,000. Subject to appropriate approvals, you will also receive, as soon as possible following the date hereof, a grant of 28,000 non-qualified stock options. Such options shall vest, pro rata upon the first, second and third anniversaries of the date of grant.

                  4. Long-Term Incentive Opportunity. To the extent approved, as appropriate, from time to time by the Compensation Committee or the Board of Directors of the Bank or the Company, you will be eligible to participate in the Company's Senior Management Incentive Plan, with a long-term incentive award of 26,500 non-qualified stock options in each of the first two years of your employment by the Bank and a long-term incentive award equal in value (as determined by the Bank) to 60% of your base annual salary during the third year of your employment by the Bank if and after you assume the duties of Chief Executive Officer of the Bank's mortgage unit.

                  5. Key Executive Life Insurance. To the extent approved by the Compensation Committee of the Bank or the Company, you will be eligible to participate in the Bank's Key Executive Life Insurance/Death Benefit Plan.

                  6. Deferred Compensation Plan. To the extent approved by the Compensation Committee of the Bank or the Company, you will be eligible to participate in the Dime Bancorp, Inc. Voluntary Deferred Compensation Plan.

                  7. Automobile Allowance. For purposes of enabling you to travel to and from the Bank's offices and elsewhere for business purposes, the Bank will provide you during the term of your Employment Agreement with the use of a Bank-owned or Bank-leased automobile of a make and model commensurate with that being provided under the Bank's policies as in effect on the date hereof to officers of the Bank of comparable rank and responsibility, and will reimburse you for all costs, including tolls and gasoline, incurred by you during such period in connection with the business operation of the vehicle, subject to the Bank's policies, as in effect from time to time, concerning personal use of the automobile.

                  8. Dues Reimbursement. The Bank will reimburse you during the term of your employment for the reasonable annual (or less frequent) membership fees for two country, social, business, luncheon or fitness clubs.

                  Notwithstanding the foregoing, if any statue, regulation, order, agreement or regulatory interpretation thereof that is valid and binding upon the Bank, including, without limitation, 12 USC Section 1828(k) and regulations thereunder (each a "Regulatory Restriction") restricts, prohibits or limits the amount of any payment or the provision of any benefit that the Bank would otherwise be liable for pursuant to this Letter Agreement, then the amount that the Bank will pay to you will not exceed the maximum amount permissible under such Regulatory Restriction; provided, that if such Regulatory Restriction shall subsequently be rescinded,
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superseded, amended or otherwise determined not to restrict, limit or prohibit payment by the Bank of amounts otherwise due you hereunder, the Bank shall promptly thereafter pay to you any amounts (or the value of any benefit) previously withheld from you as a result of such Regulatory Restriction. The provisions and limitations set forth in Section 10 of your Employment Agreement, to the extent required by law, are hereby incorporated by reference herein. Further, if any amount otherwise payable hereunder other than upon events following a Hostile Change in Control (as defined in the Employment Agreement) would be deemed to constitute a parachute payment (a "Parachute Payment") within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and if any such Parachute Payment, when added to any other payments other than upon events following a Hostile Change in Control which are deemed to constitute Parachute Payments, would otherwise result in the imposition of an excise tax under Section 4999 of the Code, the amounts payable hereunder shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax. Any such limitation shall be applied in a manner that considers the benefits that are to be paid pursuant to the Employment Agreement or otherwise, and such limitation shall be applied to such compensation and benefit amounts, and in such order, as the Bank shall determine in its sole discretion. References to the Code hereunder shall be to the Code as presently in effect or to the corresponding provisions of any succeeding law.

                  This Letter Agreement is intended solely to detail certain of your initial compensation arrangements with the Bank. Nothing in this Letter Agreement (a) confers upon you the right to continue in the employment of the Bank or the right to hold any particular office or position with the Bank, (b) requires the Bank to pay you, or entitles you to receive, any specified annual salary or interferes with or restricts in any way the right of the Bank to decrease your annual salary at any time, (c) requires the Bank to continue to provide any of the benefit plans or arrangements described above, or (d) interferes with or restricts in any way the right of the Bank to terminate your employment at any time, with or without cause. In the event of any conflict between the express provisions of this Letter Agreement and the Employment Agreement, the express provisions of the Employment Agreement shall be controlling.

                  Any payments due you hereunder shall be reduced by all applicable withholding and other taxes.

                  This Letter Agreement shall be governed by the laws of the State of New York, without regard to conflict of laws principles applied in the State of New York. If any provision of this Letter Agreement is held by a court or other authority having competent jurisdiction to be invalid, void or otherwise unenforceable, in whole or in part, by reason of any applicable law, statute or regulation or any interpretation thereof, then the remainder of the provision of this Letter Agreement shall remain in full force and effect and in no way affected, impaired or invalidated. This Letter Agreement may be assumed by the Company at its election. Following any such election, the obligations of the Bank under this Letter Agreement shall become the obligations of the Company. Except as otherwise provided above, this Letter Agreement may only be amended in writing signed by both parties hereto.
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                  Please indicate your acceptance to the terms of this Letter
Agreement by signing below.

                                Very truly yours,

                                THE DIME SAVINGS BANK OF NEW YORK, FSB



                                By:_____________________________________________


AGREED AND ACCEPTED


_____________________________________
Richard A. Mirro
Date: